Exhibit 99.1
News Media contact: Nicole Ducouer (336) 986-7090
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Fourth-Quarter and Full-Year 2023 Results

•    Exceeds year-end goals with respect to its four key 2023 performance metrics, despite a challenging sales environment. Sees positive inflection with respect to margins and leverage.
•    Fourth quarter gross margin of 38.1% increased 400 basis points compared to prior year. Adjusted gross margin of 38.2% increased approximately 395 basis points over prior year, ahead of expectations.
•    Unlocked tied-up working capital, ending the year with inventory below $1.4 billion, ahead of expectations. For full-year 2023, inventory improved 31% year-over-year, or $612 million.
•    Generated $562 million of cash flow from operations, ahead of expectations.
•    With stronger-than-expected operating cash flow, the Company accelerated debt paydown to more than $500 million in 2023, ahead of expectations.
•    Year-end leverage of 5.2 times net debt-to-adjusted EBITDA was 0.4 times lower than its peak in second-quarter 2023. Company ended 2023 with more than $1.3 billion of liquidity.
•    Company reported fourth-quarter 2023 sales of $1.3 billion, operating profit of $96 million, adjusted operating profit of $111 million, as well as GAAP and adjusted earnings per share from continuing ops of $0.22 and $0.03, respectively.
•    Provides 2024 guidance, including visibility for strong profit and EPS growth despite a continued cautious view of consumer demand. Company expects to pay down more than $300 million of debt in 2024. Provides first-quarter guidance.

WINSTON-SALEM, N.C. (February 15, 2024) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for fourth-quarter and full-year 2023.

“Our fourth quarter performance did not meet our expectations as the sales environment proved to be more challenging than expected. However, we saw several positive indicators that give us confidence margins and leverage have reached a positive inflection point and demonstrate progress on our strategy to simplify our business, reduce inventory, cut costs, and reignite Innerwear,” said Steve Bratspies, CEO. “Importantly, we exceeded our year-end goals in all four key 2023 performance metrics, including gross margin, inventory, operating cash flow and debt reduction. During the quarter, new products and permanent retail space gains drove increased market share in U.S. Innerwear, which we expect to build upon as we rollout another record year of innovation and increase our brand marketing investments. For 2024, we believe we’re well positioned for continued margin improvement, another year of strong cash generation and continued debt reduction.”

Highlights

•Gross margin returned to pre-inflation levels, as expected. As compared to prior year, fourth quarter GAAP gross margin of 38.1% increased 400 basis points and adjusted gross margin of 38.2% increased approximately 395 basis points, reflecting the expected benefits from the Company’s inventory and cost savings initiatives as well as lower input costs from commodities and ocean freight.

•Exceeded 2023 inventory and operating cash flow goals. Year-end inventory of less than $1.4 billion was better than the Company’s $1.5 billion target. The 31% year-over-year improvement in inventory was driven predominantly by the benefits of the Company’s inventory management capabilities, including SKU discipline and lifecycle management, as well as lower input costs from commodities and ocean freight. The improvement in inventory helped generate $562 million of operating cash flow for full-year 2023, which exceeded its $500 million target.

•Strengthened balance sheet and increased liquidity position in 2023. Through strong positive cash generation, the Company accelerated debt reduction by paying down more than $500 million of debt for full-year 2023, exceeding its target of $400 million. The Company also further strengthened its liquidity position to more than $1.3 billion as of the end of 2023.

•U.S. Innerwear market share gains continued in the fourth quarter. Despite a mid-single digit market decline in the fourth quarter, the Company’s U.S. Innerwear business gained market share with both Men and Women. The strongest share gains in the quarter were with younger consumers. Market share gains were driven by key consumer-led innovations, including Hanes Originals and M by Maidenform, permanent retail space gains, increased brand marketing investments, as well as improved on-shelf product availability. Revenue from new product innovation was up 60% over prior year in the fourth quarter and up more than 40% for full-year 2023. For 2024, the Company has a robust pipeline of innovation launches spanning its global brand portfolio, including new products within Hanes and Bali in the U.S.

Fourth-Quarter 2023 Results

•Net Sales from continuing operations of $1.3 billion decreased 12% compared to last year, with approximately 130 basis points due to the U.S. Hosiery divestiture and approximately 40 basis points due to the unfavorable impact from foreign exchange rates. On an organic constant currency basis, net sales decreased approximately 10% compared to last year as the global consumer environment was more challenging than expected, particularly in the U.S. activewear market and in Australia.

•Global Champion brand sales decreased 23% on a reported basis, and 24% on a constant currency basis, as compared to prior year. U.S. sales decreased 30% driven by the combination of challenging activewear apparel market dynamics and the expected topline headwinds from the strategic actions the Company is taking to strengthen the brand and position Champion for long-term profitable growth. These actions include disciplined product and channel segmentation, shifting its mix, and assortment changes. Internationally, sales decreased 14% on a reported basis and 15% on a constant currency basis. Constant currency sales increased in China and Latin America, which was more than offset by decreases in Europe, Japan, and Canada.

•Gross Profit of $494 million decreased approximately 2% while gross margin increased 400 basis points to 38.1% as compared to prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential transformation plan and its global Champion performance plan, was $495 million. Adjusted Gross Margin of 38.2% increased approximately 395 basis points as compared to fourth-quarter 2022, ahead of the Company’s outlook. The improvement was driven primarily by the expected benefits from the Company’s inventory actions, namely the overlap of last year’s manufacturing timeout actions, and cost savings initiatives, as well as lower input costs, which more than offset the impact from wage inflation. As expected, the previous headwinds from commodity and ocean freight inflation shifted to a year-over-year benefit of approximately 200 basis points in the fourth quarter as the Company began selling lower-cost inventory, particularly in its Innerwear business.

•Selling, General and Administrative (SG&A) expenses decreased 10% to $398 million as compared to last year. Adjusted SG&A expenses of $385 million, which excludes certain costs related to the Company’s Full Potential transformation plan and its global Champion performance plan, decreased 9% year-over-year, or approximately $38 million. The decrease in adjusted SG&A was driven by benefits from cost savings initiatives, particularly in distribution, as well as disciplined expense management and lower variable expenses, which more than offset increased brand marketing investments. As a percent of net sales, adjusted SG&A expense of 29.7% increased 100 basis points over prior year. Despite the overall reduction in SG&A expense in the quarter, the deleverage, as a percent of net sales, was driven primarily by the impact from lower sales and higher brand marketing investments.

•Operating Profit and Operating Margin in fourth-quarter 2023 were $96 million and 7.4%, respectively, compared to $60 million and 4.1%, respectively, in the prior year. Adjusted Operating Profit of $111 million increased from $83 million in fourth-quarter 2022. Adjusted Operating Margin of 8.5% increased approximately 295 basis points over prior year.

•Interest and Other Expenses for fourth-quarter 2023 were approximately $77 million as compared to approximately $53 million in the prior year. The increase was driven primarily by higher average interest rates.

•Tax Benefit for fourth-quarter 2023 was $(59) million. Adjusted Tax Expense, which excludes an approximate $(81) million discrete tax benefit in the quarter, was approximately $22 million. The non-cash discrete tax benefit in the quarter reflects an adjustment to prior year’s non-cash reserves related to deferred taxes. For fourth-quarter 2022, tax expense was $425 million, which included a $423 million non-cash reserve related to deferred taxes, and the adjusted tax expense was $5 million.

•Income from Continuing Operations totaled approximately $78 million, or $0.22 per diluted share in fourth-quarter 2023, compared to a loss from continuing operations of $(418) million, or $(1.19) per diluted share, last year. Adjusted Income from Continuing Operations totaled $12 million, or $0.03 per diluted share, compared to adjusted income from continuing operations of $24 million, or $0.07 per diluted share, in fourth-quarter 2022.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential transformation plan and global Champion performance plan charges.

Fourth-Quarter 2023 Business Segment Summary

•Innerwear sales decreased approximately 1%, or approximately $7 million, as compared to prior year. The Company gained additional market share with both Men and Women during the quarter despite a 5% decrease in the market. The strongest share gains in the quarter were with younger consumers. Market share gains were driven by key consumer-led innovations, including Hanes Originals and M by Maidenform, permanent retail space gains, increased brand marketing investments, as well as improved on-shelf product availability.

Operating margin of 21.1% increased approximately 1,280 basis points over prior year driven by lower input costs, the expected benefits from its inventory and cost savings initiatives, favorable business mix and SG&A cost savings initiatives, which more than offset increased brand marketing investments.

•Activewear sales decreased 24% compared to prior year with decreases across channels and brands in the quarter. The decrease was driven by the ongoing combination of challenging activewear apparel market dynamics, including soft consumer demand and cautious ordering from retailers, and the expected topline headwinds from the strategic actions the Company is taking to strengthen the brand and position Champion for long-term profitable growth. These actions include disciplined product and channel segmentation, shifting its mix, and assortment changes.

Operating margin for the segment of (3.9)% decreased approximately 1,145 basis points compared to the fourth quarter of last year. The year-over-year decrease was driven predominantly by lower sales volume, the lingering impact from higher input costs due to slower inventory turns, and unfavorable business mix, which more than offset disciplined SG&A expense management.

•International sales decreased 9% on a reported basis, including approximately $6 million from unfavorable foreign exchange rates. International sales decreased approximately 7% on a constant currency basis compared to prior year. In constant currency, innerwear growth in the Americas and Champion growth in China were more than offset by a decrease in Australia, which was driven by a very challenging macroeconomic environment, as well as Champion decreases in Europe, Japan and Canada.

Operating margin for the segment of 16.2% increased approximately 200 basis points compared to prior year driven by favorable business mix and disciplined SG&A expense management, which more than offset the impact from lower sales volume.

Cash Flow, Balance Sheet and Liquidity

•Total Liquidity Position at the end of fourth-quarter 2023 was more than $1.3 billion, consisting of approximately $206 million of cash and equivalents and approximately $1.1 billion of available capacity under the Company’s credit facilities.

•Leverage Ratio, based on the calculation as defined in the Company’s senior secured credit facility, was 5.2 times on a net debt-to-adjusted EBITDA basis at the end of fourth-quarter 2023, which was below its fourth-quarter 2023 covenant of 6.75 times and its peak of 5.6 times in second-quarter 2023. Leverage Ratio at the end of fourth-quarter 2022 was 4.6 times (See Table 6-B).

•Inventory at the end of fourth-quarter 2023 of $1.37 billion decreased 10% sequentially and decreased 31%, or $612 million, year-over-year. The year-over-year improvement was driven predominantly by the benefits of the Company’s inventory management capabilities, including SKU discipline and lifecycle management, as well as lower input costs.

•Cash Flow from Operations was $274 million in fourth-quarter 2023 as compared to $133 million in fourth-quarter 2022. For full-year 2023, cash flow from operations was $562 million as compared to a use of $(359) million last year. During 2023, the Company executed several initiatives to unlock working capital that was tied up due to the increased input cost inflation and supply chain disruptions in 2022. These working capital initiatives were the primary driver of the $921 million year-over-year increase in full-year operating cash flow. Free Cash Flow was $266 million in fourth-quarter 2023, as compared with $92 million in the prior year. For full-year 2023, free cash flow was $518 million, an increase of $989 million from last year’s $(471) million use of cash.

First-Quarter and Full-Year 2024 Financial Outlook

The Company is providing guidance on tax expense due to the expected fluctuation of its quarterly tax rate, stemming from the deferred tax reserve matter previously disclosed in the fourth quarter of 2022. Importantly, the reserve does not impact cash taxes. Some portion of the reserve may reverse in future periods.

The Company closed the sale of its U.S. Sheer Hosiery business on September 29, 2023. For the full year 2023, its U.S. Sheer Hosiery business generated $50 million of net sales and an operating loss of $(2)million. For first-quarter 2023, its U.S. Sheer Hosiery business generated $20 million of net sales and $1 million of operating profit.

For fiscal year 2024, which ends on December 28, 2024, the Company currently expects:

•    Net sales from continuing operations of approximately $5.35 billion to $5.47 billion, which includes projected headwinds of approximately $50 million from the U.S. Hosiery divestiture and approximately $35 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 4% decrease as compared to prior year on a reported basis and an approximate 2% decrease on an organic constant currency basis.

•    GAAP operating profit from continuing operations of approximately $430 million to $450 million.

•    Adjusted operating profit from continuing operations of approximately $500 million to $520 million, which includes a projected headwind of approximately $5 million from changes in foreign currency exchange rates.

•    Pretax charges for actions related to the Full Potential transformation plan and the global Champion performance plan of approximately $70million.

•    GAAP and Adjusted Interest expense of approximately $260 million.

•    GAAP and Adjusted Other expenses of approximately $36 million.

•    GAAP and Adjusted Tax expense of approximately $55 million.

•    GAAP earnings per share from continuing operations of approximately $0.22 to $0.28.

•    Adjusted earnings per share from continuing operations of approximately $0.42 to $0.48.

•    Cash flow from operations of approximately $400 million.

•Capital investments of approximately $75 million, consisting of approximately $65 million of capital expenditures and approximately $10 million of cloud computing arrangements. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing arrangements are reflected in Other Assets within cash flow from operating activities. The approximate $10 million of cloud computing arrangements is factored into the full year cash flow from operations guidance of approximately $400 million.

•    Free cash flow of approximately $335 million.

•    Fully diluted shares outstanding of approximately 354 million.

For first-quarter 2024, which ends on March 30, 2024, the Company currently expects:

•    Net sales from continuing operations of approximately $1.13 billion to $1.19 billion, which includes projected headwinds of approximately $20 million from the U.S. Hosiery divestiture and approximately $13 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 16% decrease as compared to prior year on a reported basis and an approximate 14% decrease on an organic constant currency basis.

•    GAAP operating profit from continuing operations of approximately $45 million to $65 million.

•    Adjusted operating profit from continuing operations of approximately $60 million to $80 million, which includes a projected headwind of approximately $1 million from changes in foreign currency exchange rates.

•    Pretax charges for actions related to the Full Potential transformation plan and the global Champion performance plan of approximately $15 million.

•    GAAP and Adjusted Interest expense of approximately $70 million.

•    GAAP and Adjusted Other expenses of approximately $9 million.

•    GAAP and Adjusted Tax expense of approximately $15 million.

•GAAP loss per share from continuing operations of approximately $(0.14) to $(0.08).

•Adjusted loss per share from continuing operations of approximately $(0.10) to $(0.04).

•Fully diluted shares outstanding of approximately 353 million.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income (loss) from continuing operations, adjusted income tax expense, adjusted income (loss) from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted interest and other expense, net debt, leverage ratio and free cash flow.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income (loss) from continuing operations before income tax is defined as income (loss) from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted interest and other expenses is defined as interest and other expenses excluding actions and adjusted effective tax rate is defined as adjusted income tax expense divided by adjusted income (loss) from continuing operations before income tax.

Charges for actions taken in 2023 and 2022, as applicable, include the global Champion performance plan, supply chain segmentation, headcount actions and related severance charges, technology charges, gain/loss on classification of assets held for sale, professional services, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof. The global Champion performance plan includes actions and related charges regarding the Company’s accelerated and enhanced strategic initiatives to further streamline the operations and position the brand for long term profitable growth and the evaluation of strategic alternatives for the global Champion business.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential transformation plan, the global Champion performance plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring charges related to the Full Potential transformation plan, the global Champion performance plan, and other action-related charges described in more detail in Table 6-A and (y) certain other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”) described in more detail in Table 6-B. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs and debt discount and borrowings of unrestricted subsidiaries under the accounts receivable securitization facility) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.

The Company defines free cash flow as net cash from operating activities less capital expenditures. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. The Company defines organic net sales as net sales excluding those derived from businesses acquired or divested within the previous 12 months of the reporting date.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses. The company defines organic constant currency sales as net sales excluding those derived from businesses acquired or divested within the previous 12 months of the reporting date and also excluding the impact of translating foreign currencies into U.S. dollars as discussed above.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our plans, expectations, long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our ability to successfully execute our Full Potential transformation plan, global Champion performance plan, and other strategic actions to achieve the desired results; statements made in the Fourth-Quarter and Full-Year 2023 Financial Outlook section of this release; and statements regarding our future capital allocation strategy, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs, plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include, but are not limited to, such things as: trends associated with our business, our ability to identify, execute, and realize the benefits from, any potential strategic transaction involving Champion; our ability to successfully execute our Full Potential transformation plan, global Champion performance plan, or any modifications thereto to achieve the desired results; the rapidly changing retail environment and the level of consumer demand; our reliance on a relatively small number of customers for a significant portion of our sales; our ability to deleverage on the anticipated time frame or at all, which could negatively impact our ability to satisfy the financial covenants in our Credit Agreement or other contractual arrangements; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the availability of global supply chain resources; future intangible assets or goodwill impairment due to changes in our business, market conditions, or other factors, including any sale of the Champion business; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets and ongoing labor shortages generally; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations, including regional and global military conflicts; our ability to effectively manage our complex multinational tax structure; public health emergencies or severe global health crises, including effects on consumer spending, global supply chains, critical supply routes and the financial markets; our future financial performance; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; Maidenform, America’s number one shapewear brand; Bali, America’s number one bra brand; and Bonds, which is setting new standards for design and sustainability. HBI employs 48,000 associates in 29 countries and has built a strong reputation for workplace quality and ethical business practices. The company, a longtime leader in sustainability, has set aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Years Ended
	December 30, 2023	December 31, 2022	% Change	December 30, 2023	December 31, 2022	% Change
Net sales	$1,296,827	$1,473,286	(12.0)%	$5,636,523	$6,233,650	(9.6)%
Cost of sales	803,158	971,309		3,740,113	4,012,542
Gross profit	493,669	501,977	(1.7)%	1,896,410	2,221,108	(14.6)%
As a % of net sales	38.1%	34.1%		33.6%	35.6%
Selling, general and administrative expenses	397,572	441,642	(10.0)%	1,607,628	1,701,563	(5.5)%
As a % of net sales	30.7%	30.0%		28.5%	27.3%
Operating profit	96,097	60,335	59.3%	288,782	519,545	(44.4)%
As a % of net sales	7.4%	4.1%		5.1%	8.3%
Other expenses	7,375	3,646		38,520	9,734
Interest expense, net	69,688	49,665		275,354	157,073
Income (loss) from continuing operations before income taxes	19,034	7,024		(25,092)	352,738
Income tax expense (benefit)	(58,907)	425,132		(7,366)	483,907
Income (loss) from continuing operations	77,941	(418,108)	(118.6)%	(17,726)	(131,169)	(86.5)%
Income from discontinued operations, net of tax	—	—		—	3,965
Net income (loss)	$77,941	$(418,108)		$(17,726)	$(127,204)

Earnings (loss) per share - basic:
Continuing operations	$0.22	$(1.19)		$(0.05)	$(0.37)
Discontinued operations	—	—		—	0.01
Net income (loss)	$0.22	$(1.19)		$(0.05)	$(0.36)

Earnings (loss) per share - diluted:
Continuing operations	$0.22	$(1.19)		$(0.05)	$(0.37)
Discontinued operations	—	—		—	0.01
Net income (loss)	$0.22	$(1.19)		$(0.05)	$(0.36)

Weighted average shares outstanding:
Basic	350,765	349,974		350,592	349,970
Diluted	351,566	349,974		350,592	349,970

TABLE 2-A
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and year ended December 30, 2023 and a comparison to prior year:

	Quarter Ended December 30, 2023
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended December 31, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,296,827	$(5,619)	$1,302,446	$1,473,286	(12.0)%	(11.6)%
Gross profit	493,669	(4,602)	498,271	501,977	(1.7)	(0.7)
Operating profit	96,097	(3,197)	99,294	60,335	59.3	64.6
Diluted earnings (loss) per share from continuing operations[3]	$0.22	$(0.01)	$0.23	$(1.19)	(118.5)%	(119.3)%

As adjusted:[2]
Net sales	$1,296,827	$(5,619)	$1,302,446	$1,473,286	(12.0)%	(11.6)%
Gross profit	495,400	(4,602)	500,002	504,869	(1.9)	(1.0)
Operating profit	110,748	(3,197)	113,945	82,560	34.1	38.0
Diluted earnings per share from continuing operations[3]	$0.03	$(0.01)	$0.04	$0.07	(57.1)%	(42.9)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the quarters ended December 30, 2023 and December 31, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

	Year Ended December 30, 2023
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Year Ended December 31, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$5,636,523	$(58,642)	$5,695,165	$6,233,650	(9.6)%	(8.6)%
Gross profit	1,896,410	(32,803)	1,929,213	2,221,108	(14.6)	(13.1)
Operating profit	288,782	(10,814)	299,596	519,545	(44.4)	(42.3)
Diluted loss per share from continuing operations[3]	$(0.05)	$(0.02)	$(0.03)	$(0.37)	(86.5)%	(91.9)%

As adjusted:[2]
Net sales	$5,636,523	$(58,642)	$5,695,165	$6,233,650	(9.6)%	(8.6)%
Gross profit	1,968,550	(32,803)	2,001,353	2,238,133	(12.0)	(10.6)
Operating profit	404,686	(10,814)	415,500	579,403	(30.2)	(28.3)
Diluted earnings per share from continuing operations [3]	$0.06	$(0.02)	$0.08	$0.98	(93.9)%	(91.8)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the years ended December 30, 2023 and December 31, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

TABLE 2-B
HANESBRANDS INC.
Supplemental Financial Information
Organic Constant Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on an organic constant currency basis for the quarter and year ended December 30, 2023 and a comparison to prior year:

	Quarter Ended December 30, 2023				Quarter Ended December 31, 2022
	As Reported	Impact from Foreign Currency[1]	Less U.S. Hosiery Divestiture[2]	Organic Constant Currency	As Reported	Less U.S. Hosiery Divestiture[2]	Organic	% Change, As Reported	% Change, Organic Constant Currency
Net sales	$1,296,827	$(5,619)	$—	$1,302,446	$1,473,286	$19,202	$1,454,084	(12.0)%	(10.4)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	The Company sold its U.S. Sheer Hosiery business on September 29, 2023.

	Year Ended December 30, 2023				Year Ended December 31, 2022
	As Reported	Impact from Foreign Currency[1]	Less U.S. Hosiery Divestiture[2]	Organic Constant Currency	As Reported	Less U.S. Hosiery Divestiture[2]	Organic	% Change, As Reported	% Change, Organic Constant Currency
Net sales	$5,636,523	$(58,642)	$50,358	$5,644,807	$6,233,650	$55,162	$6,178,488	(9.6)%	(8.6)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	The Company sold its U.S. Sheer Hosiery business on September 29, 2023.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Years Ended
	December 30, 2023	December 31, 2022	% Change	December 30, 2023	December 31, 2022	% Change
Segment net sales:
Innerwear	$533,580	$540,159	(1.2)%	$2,415,032	$2,429,966	(0.6)%
Activewear	285,824	376,682	(24.1)	1,251,913	1,555,062	(19.5)
International	436,919	477,884	(8.6)	1,748,428	1,914,268	(8.7)
Other	40,504	78,561	(48.4)	221,150	334,354	(33.9)
Total net sales	$1,296,827	$1,473,286	(12.0)%	$5,636,523	$6,233,650	(9.6)%

Segment operating profit:
Innerwear	$112,680	$44,984	150.5%	$418,226	$388,586	7.6%
Activewear	(11,223)	28,378	(139.5)	20,517	153,710	(86.7)
International	70,591	67,755	4.2	210,651	283,036	(25.6)
Other	(2,423)	7,518	(132.2)	(7,902)	17,019	(146.4)
General corporate expenses/other	(58,877)	(66,075)	(10.9)	(236,806)	(262,948)	(9.9)
Total operating profit before restructuring and other action-related charges	110,748	82,560	34.1	404,686	579,403	(30.2)
Restructuring and other action-related charges	(14,651)	(22,225)	(34.1)	(115,904)	(59,858)	93.6
Total operating profit	$96,097	$60,335	59.3%	$288,782	$519,545	(44.4)%

	Quarters Ended			Years Ended
	December 30, 2023	December 31, 2022	Basis Points Change	December 30, 2023	December 31, 2022	Basis Points Change
Segment operating margin:
Innerwear	21.1%	8.3%	1,279	17.3%	16.0%	133
Activewear	(3.9)	7.5	(1,146)	1.6	9.9	(825)
International	16.2	14.2	198	12.0	14.8	(274)
Other	(6.0)	9.6	(1,555)	(3.6)	5.1	(866)
General corporate expenses/other	(4.5)	(4.5)	(6)	(4.2)	(4.2)	2
Total operating margin before restructuring and other action-related charges	8.5	5.6	294	7.2	9.3	(212)
Restructuring and other action-related charges	(1.1)	(1.5)	38	(2.1)	(1.0)	(110)
Total operating margin	7.4%	4.1%	331	5.1%	8.3%	(321)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$205,501	$238,413
Trade accounts receivable, net	557,729	721,396
Inventories	1,368,018	1,979,672
Other current assets	144,967	178,946
Current assets held for sale	—	13,327
Total current assets	2,276,215	3,131,754
Property, net	414,366	442,404
Right-of-use assets	428,918	414,894
Trademarks and other identifiable intangibles, net	1,235,704	1,255,693
Goodwill	1,112,744	1,108,907
Deferred tax assets	21,954	20,162
Other noncurrent assets	150,413	130,062
Total assets	$5,640,314	$6,503,876

Liabilities
Accounts payable	$736,252	$917,481
Accrued liabilities	478,676	498,028
Lease liabilities	110,640	114,794
Accounts Receivable Securitization Facility	6,000	209,500
Current portion of long-term debt	59,000	37,500
Current liabilities held for sale	—	13,327
Total current liabilities	1,390,568	1,790,630
Long-term debt	3,235,640	3,612,077
Lease liabilities - noncurrent	354,015	326,644
Pension and postretirement benefits	104,255	116,167
Other noncurrent liabilities	136,483	260,094
Total liabilities	5,220,961	6,105,612

Stockholders’ equity
Preferred stock	—	—
Common stock	3,501	3,490
Additional paid-in capital	353,367	334,676
Retained earnings	554,796	572,106
Accumulated other comprehensive loss	(492,311)	(512,008)
Total stockholders’ equity	419,353	398,264
Total liabilities and stockholders’ equity	$5,640,314	$6,503,876

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Operating activities:
Net income (loss)	$77,941	$(418,108)	$(17,726)	$(127,204)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	19,022	20,154	75,268	76,294
Amortization of acquisition intangibles	4,091	4,159	16,569	18,204
Other amortization	3,344	3,648	13,200	11,769
Loss on extinguishment of debt	—	—	8,466	—
(Gain) loss on sale of business and classification of assets held for sale	—	3,023	3,641	(3,162)
Amortization of debt issuance costs and debt discount	2,362	1,817	8,939	7,300
Stock compensation expense	4,527	6,271	20,546	23,457
Deferred taxes	(85,595)	387,287	(84,745)	388,607
Other	8,495	14,300	610	7,511
Changes in assets and liabilities:
Accounts receivable	162,080	217,148	174,249	154,145
Inventories	155,390	174,903	599,982	(437,641)
Other assets	103,505	(36,129)	82,672	(107,742)
Accounts payable	(69,191)	(219,268)	(194,602)	(241,557)
Accrued pension and postretirement benefits	2,618	(957)	6,799	(2,023)
Accrued liabilities and other	(114,184)	(25,368)	(152,119)	(126,760)
Net cash from operating activities	274,405	132,880	561,749	(358,802)
Investing activities:
Capital expenditures	(8,266)	(41,167)	(44,056)	(112,122)
Purchase of trademarks	—	—	—	(103,000)
Proceeds from sales of assets	159	(102)	331	157
Other	1	4,177	20,242	(1,463)
Net cash from investing activities	(8,106)	(37,092)	(23,483)	(216,428)
Financing Activities:
Borrowings on Term Loan Facilities	—	—	891,000	—
Repayments on Term Loan Facilities	(14,750)	(6,250)	(44,250)	(25,000)
Borrowings on Accounts Receivable Securitization Facility	541,500	536,800	2,270,000	1,840,389
Repayments on Accounts Receivable Securitization Facility	(736,000)	(538,800)	(2,473,500)	(1,630,889)
Borrowings on Revolving Loan Facilities	306,500	454,500	1,923,000	1,792,000
Repayments on Revolving Loan Facilities	(367,000)	(531,000)	(2,275,500)	(1,439,500)
Borrowings on Senior Notes	—	—	600,000	—
Repayments on Senior Notes	—	—	(1,436,884)	—
Borrowings on notes payable	—	—	—	21,454
Repayments on notes payable	—	—	—	(21,713)
Share repurchases	—	—	—	(25,018)
Cash dividends paid	—	(52,350)	—	(209,312)
Payments to amend and refinance credit facilities	(2,517)	(2,526)	(31,020)	(3,159)
Other	(37)	207	(2,921)	(3,423)
Net cash from financing activities	(272,304)	(139,419)	(580,075)	295,829
Effect of changes in foreign exchange rates on cash	20,415	28,913	8,897	(42,815)
Change in cash and cash equivalents	14,410	(14,718)	(32,912)	(322,216)
Cash and cash equivalents at beginning of period	191,091	253,131	238,413	560,629
Cash and cash equivalents at end of period	$205,501	$238,413	$205,501	$238,413

1
The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior to the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of results as reported under GAAP to the results as adjusted for the quarter and year ended December 30, 2023 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the global Champion performance plan, the Full Potential transformation plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

Restructuring and other action-related charges in 2023 and 2022 include the following:

Global Champion performance plan
The global Champion performance plan includes actions and related charges regarding the Company’s accelerated and enhanced strategic initiatives to further streamline the operations and position the brand for long term profitable growth and the evaluation of strategic alternatives for the global Champion business, which includes over $59 million of inventory write-downs related to the execution of its channel, mix and product segmentation strategy including the exit of discontinued programs, which are reflected in gross profit, and approximately $29 million of charges related to professional fees, supply chain segmentation, store closures, severance and other costs of which approximately $8 million are reflected in gross profit and approximately $21 million are reflected in selling, general and administrative expenses.

Supply chain segmentation	Represents charges related to the supply chain segmentation to restructure and position the Company’s manufacturing network to align with its Full Potential transformation plan demand trends.
Headcount actions and related severance
Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments as a result of the implementation of the Company’s Full Potential transformation plan.

Technology	Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform under its Full Potential transformation plan.
Professional services	Represents professional fees, primarily including consulting and advisory services, related to the implementation of the Company’s Full Potential transformation plan.
Gain/loss on sale of business and classification of assets held for sale	Represents the gain/loss associated with the sale of the Company’s U.S. Sheer Hosiery business and adjustments to the related valuation allowance prior to the sale, primarily from the changes in carrying value due to changes in working capital.
Loss on extinguishment of debt	Represents charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.
Gain on final settlement of cross currency swap contracts	Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in AOCI which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement in the first quarter of 2023.
Discrete tax benefits	Represents an adjustment to non-cash reserves established at December 31, 2022 related to deferred taxes established for Swiss statutory impairments, which are not indicative of the Company’s core business operations.
Tax effect on actions	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Gross profit, as reported under GAAP	$493,669	$501,977	$1,896,410	$2,221,108
As a % of net sales	38.1%	34.1%	33.6%	35.6%
Restructuring and other action-related charges:
Global Champion performance plan	2,859	—	66,964	—
Full Potential transformation plan:
Supply chain segmentation	(1,284)	3,395	4,151	17,982
Headcount actions and related severance	156	(516)	1,025	(712)
Other	—	13	—	(245)
Gross profit, as adjusted	$495,400	$504,869	$1,968,550	$2,238,133
As a % of net sales	38.2%	34.3%	34.9%	35.9%

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Selling, general and administrative expenses, as reported under GAAP	$397,572	$441,642	$1,607,628	$1,701,563
As a % of net sales	30.7%	30.0%	28.5%	27.3%
Restructuring and other action-related charges:
Global Champion performance plan	(11,451)	—	(21,081)	—
Full Potential transformation plan:
Technology	(657)	(2,870)	(8,953)	(11,922)
Headcount actions and related severance	(573)	(9,849)	(5,080)	(8,933)
Professional services	(6)	(2,980)	(3,819)	(23,994)
Gain (loss) on sale of business and classification of assets held for sale	—	(3,023)	(3,641)	3,535
Other	(233)	(611)	(1,190)	(1,519)
Selling, general and administrative expenses, as adjusted	$384,652	$422,309	$1,563,864	$1,658,730
As a % of net sales	29.7%	28.7%	27.7%	26.6%

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Operating profit, as reported under GAAP	$96,097	$60,335	$288,782	$519,545
As a % of net sales	7.4%	4.1%	5.1%	8.3%
Restructuring and other action-related charges:
Global Champion performance plan	14,310	—	88,045	—
Full Potential transformation plan:
Technology	657	2,870	8,953	11,922
Headcount actions and related severance	729	9,333	6,105	8,221
Supply chain segmentation	(1,284)	3,395	4,151	17,982
Professional services	6	2,980	3,819	23,994
(Gain) loss on sale of business and classification of assets held for sale	—	3,023	3,641	(3,535)
Other	233	624	1,190	1,274
Operating profit, as adjusted	$110,748	$82,560	$404,686	$579,403
As a % of net sales	8.5%	5.6%	7.2%	9.3%

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Interest expense, net and other expenses, as reported under GAAP	$77,063	$53,311	$313,874	$166,807
Restructuring and other action-related charges:
Loss on extinguishment of debt	—	—	(8,466)	—
Gain on final settlement of cross currency swaps	—	—	1,370	—
Interest expense, net and other expenses, as adjusted	$77,063	$53,311	$306,778	$166,807

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Income (loss) from continuing operations before income taxes, as reported under GAAP	$19,034	$7,024	$(25,092)	$352,738
Restructuring and other action-related charges:
Global Champion performance plan	14,310	—	88,045	—
Full Potential transformation plan:
Technology	657	2,870	8,953	11,922
Headcount actions and related severance	729	9,333	6,105	8,221
Supply chain segmentation	(1,284)	3,395	4,151	17,982
Professional services	6	2,980	3,819	23,994
(Gain) loss on sale of business and classification of assets held for sale	—	3,023	3,641	(3,535)
Other	233	624	1,190	1,274
Loss on extinguishment of debt	—	—	8,466	—
Gain on final settlement of cross currency swaps	—	—	(1,370)	—
Income from continuing operations before income taxes, as adjusted	$33,685	$29,249	$97,908	$412,596

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Income tax expense (benefit), as reported under GAAP	$(58,907)	$425,132	$(7,366)	$483,907
Restructuring and other action-related charges:
Discrete tax (expense) benefit	80,859	(422,918)	85,122	(422,918)
Tax effect on actions	—	2,758	—	9,152
Income tax expense, as adjusted	$21,952	$4,972	$77,756	$70,141

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Income (loss) from continuing operations, as reported under GAAP	$77,941	$(418,108)	$(17,726)	$(131,169)
Restructuring and other action-related charges:
Global Champion performance plan	14,310	—	88,045	—
Full Potential transformation plan:
Technology	657	2,870	8,953	11,922
Headcount actions and related severance	729	9,333	6,105	8,221
Supply chain segmentation	(1,284)	3,395	4,151	17,982
Professional services	6	2,980	3,819	23,994
(Gain) loss on sale of business and classification of assets held for sale	—	3,023	3,641	(3,535)
Other	233	624	1,190	1,274
Loss on extinguishment of debt	—	—	8,466	—
Gain on final settlement of cross currency swaps	—	—	(1,370)	—
Discrete tax expense (benefit)	(80,859)	422,918	(85,122)	422,918
Tax effect on actions	—	(2,758)	—	(9,152)
Income from continuing operations, as adjusted	$11,733	$24,277	$20,152	$342,455

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Diluted earnings (loss) per share from continuing operations, as reported under GAAP[1]	$0.22	$(1.19)	$(0.05)	$(0.37)
Restructuring and other action-related charges:
Global Champion performance plan	0.04	—	0.25	—
Full Potential transformation plan:
Technology	0.00	0.01	0.03	0.03
Headcount actions and related severance	0.00	0.03	0.02	0.02
Supply chain segmentation	0.00	0.01	0.01	0.05
Professional services	—	0.01	0.01	0.07
(Gain) loss on sale of business and classification of assets held for sale	0.00	0.01	0.01	(0.01)
Other	0.00	0.00	0.00	0.00
Loss on extinguishment of debt	—	—	0.02	—
Gain on final settlement of cross currency swaps	—	—	0.00	—
Discrete tax expense (benefit)	(0.23)	1.21	(0.24)	1.21
Tax effect on actions	—	(0.01)	—	(0.03)
Diluted earnings per share from continuing operations, as adjusted	$0.03	$0.07	$0.06	$0.98

1	Amounts may not be additive due to rounding.

Including the favorable foreign currency impact of $2 million, global Champion sales excluding C9 Champion decreased approximately 23% in the fourth quarter of 2023 compared to the fourth quarter of 2022. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 24% in the fourth quarter of 2023 compared to the fourth quarter of 2022.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	December 30, 2023	December 31, 2022
Leverage Ratio:

EBITDA[1]:
Loss from continuing operations	$(17,726)	$(131,169)
Interest expense, net	275,354	157,073
Income tax expense (benefit)	(7,366)	483,907
Depreciation and amortization	105,037	106,267
Total EBITDA	355,299	616,078
Total restructuring and other action-related charges (excluding tax effect on actions)[2]	123,000	59,858
Other net losses, charges and expenses[3]	123,856	118,240
Total EBITDA, as adjusted	$602,155	$794,176

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs and debt discount of $36,110 and $13,198, respectively)	$3,336,750	$3,872,275
(Less) debt related to an unrestricted subsidiary[4]	(6,000)	—
Other debt and cash adjustments[5]	4,185	4,955
(Less) Cash and cash equivalents	(205,501)	(238,413)
Net debt	$3,129,434	$3,638,817

Debt/Income (loss) from continuing operations[6]	(188.2)	(29.5)

Net debt/EBITDA, as adjusted[7]	5.2	4.6

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
2
The last twelve months ended December 30, 2023 includes $88 million of global Champion performance plan charges, $9 million of technology charges, $8 million of a loss on extinguishment of debt, $6 million of headcount actions and related severance charges, $4 million of supply chain segmentation charges, $4 million of professional services, $4 million of a loss on the sale of business and classification of assets held for sale, $1 million related to other restructuring and other action-related charges and $(1) million of a gain on the final settlement of cross currency swap contracts. The last twelve months ended December 31, 2022 includes $24 million of professional services, $18 million of supply chain segmentation charges, $12 million of technology charges, $8 million of headcount actions and related severance charges, approximately $2 million related to other restructuring and other action-related charges and $(4) million of a gain on classification of assets held for sale. The items included in restructuring and other action-related charges are described in more detail in Table 6-A.

3
Represents other net losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended December 30, 2023, primarily includes $72 million of excess and obsolete inventory write-offs, $21 million in other compensation related items primarily stock compensation expense, $17 million of pension non-cash expense, $13 million in charges related to sales incentive amortization, $8 million of non-cash cloud computing expense, $3 million of bad debt expense, $2 million in charges related to the ransomware attack and extraordinary events, $(7) million of net unrealized gains due to hedging activities and $(5) million of interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary. The last twelve months ended December 31, 2022, primarily includes $32 million of excess and obsolete inventory write-offs, $31 million in charges related to the ransomware attack and extraordinary events, $25 million in other compensation related items primarily stock compensation expense, $21 million of pension non-cash expense, $7 million of bad debt expense and $2 million of non-cash cloud computing expense.

4	Represents amounts outstanding under an existing accounts receivable securitization facility entered into by an unrestricted subsidiary of the Company.
5	Includes drawn letters of credit, financing leases and cash balances in certain geographies.
6	Represents Debt divided by Income (loss) from continuing operations which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.
7
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes net other losses, charges and expenses in addition to restructuring and other action-related charges.

	Quarters Ended		Years Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Free cash flow[1]:
Net cash from operating activities	$274,405	$132,880	$561,749	$(358,802)
Capital expenditures	(8,266)	(41,167)	(44,056)	(112,122)
Free cash flow	$266,139	$91,713	$517,693	$(470,924)

1	Free cash flow includes the results from continuing and discontinued operations in the periods prior to the sale of the European Innerwear business on March 5, 2022.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	March 30, 2024	December 28, 2024
Operating profit outlook, as calculated under GAAP	$45,000 to $65,000	$430,000 to $450,000
Restructuring and other action-related charges	15,000	70,000
Operating profit outlook, as adjusted	$60,000 to $80,000	$500,000 to $520,000

Diluted earnings (loss) per share from continuing operations, as calculated under GAAP[1]	$(0.14) to $(0.08)	$0.22 to $0.28
Restructuring and other action-related charges	0.04	0.20
Diluted earnings (loss) per share from continuing operations, as adjusted	$(0.10) to $(0.04)	$0.42 to $0.48

Cash flow from operations outlook, as calculated under GAAP		$400,000
Capital expenditures outlook		65,000
Free cash flow outlook		$335,000

1	The company expects approximately 353 million diluted weighted average shares outstanding for the quarter ended March 30, 2024 and approximately 354 million diluted weighted average shares outstanding for the year ended December 28, 2024.

The Company is unable to reconcile projections of financial performance beyond 2024 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2024 and beyond, such as net sales, operating profit, tax rates and action related charges.